Exhibit 99.1

RMX Industries, Inc. Signs Definitive Agreement for up to $50 Million Contingent Capital Facility to Advance Expansion & Product Development

Dallas, Texas - October 16, 2025, RMX Industries, Inc. (“RMX” or the “Company”) (OTCQB: RMXI) today announced it has entered into a securities purchase agreement for an up to $50 million contingent financing facility from ATW Partners, a New York-based institutional investor. The facility is intended to provide growth capital and support RMX’s next phase of expansion, including product development, customer programs and go-to-market execution.

“This financing is expected to provide us with the flexibility we need to accelerate what’s working while investing in the next set of opportunities,” said Karl Kit, Chief Executive Officer of RMX. “We’re focused on disciplined growth, delivering for customers, strengthening our operational foundation, and building durable value for all stakeholders. With ATW’s support, we’re positioned to move faster and scale with confidence.”

Proceeds are expected to enhance RMX’s current platforms and pipeline by advancing product development, expanding customer programs and elevating commercial coverage, while providing working-capital flexibility to pursue future commercial opportunities. Additional details regarding this finance agreement will be included in the Company’s upcoming Form 1-U.

The closing of the transactions contemplated by the securities purchase agreement and the availability of initial tranche of funds under the convertible note facility are subject to the satisfaction of various closing conditions.

About ATW Partners

ATW Partners is a New York-based investment firm founded in 2016 that provides flexible capital across both equity and debt, partnering with companies at various stages with large market potential and experienced leadership teams.

About RMX

RMX (OTCQB: RMXI) is a technology company specializing in advanced data compression and video optimization. Leveraging proprietary, field-validated technology that has demonstrated exceptional performance in the most demanding environments, RMX is aiming to transform the way organizations capture, transmit, store, and share visual data. Originally developed for mission-critical military applications, RMX’s platform reduces video bandwidth, storage needs, and power consumption by up to 50% all without compromising quality or functionality across any network or hardware infrastructure. As data becomes a foundational asset across defense, AI, cloud, and enterprise ecosystems, RMX is positioned to lead the next generation of intelligent, efficient data compression solutions in a rapidly digitizing world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including the risks described in the risk factors section of the reports and other documents that we file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Important Notice Regarding Our Regulation A Offering

An offering statement regarding our offering of units consisting of one share of class A common stock and a warrant to purchase one share of class A common stock has been filed with the SEC. The SEC has qualified that offering statement, which means that the Company may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link. Investing in a public offering like our Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of your investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC’s Investor Bulletin. Neither this document nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by the Company or any third party. The content of this document is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by the Company is only being made pursuant to the offering circular described above. The content of this document is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own investment, legal and tax advisors prior to making any investment in the Company.

Contact:

Media:	Investor Relations:

RMX Media Relations	RMX Investor Relations
media@rmx.io	ir@rmx.io